Exhibit 10.1

Dear Mr. Tonkovich:

The purpose of this letter agreement (the “Agreement”) is to set forth our understanding regarding the terms of your retention as a consultant to The Bank of Princeton and its affiliates (hereinafter collectively referred to as the “Company” or “TBOP”).

1.
Consulting Period. Starting on August 4, 2025, and continuing through August 21, 2026 (the “Consulting Period”), you shall provide consulting services to TBOP as described in paragraph 2 below (the “Consulting Services”).
2.
Consulting Services. During the Consulting Period, TBOP engages you to perform Consulting Services on a non-exclusive basis as requested by TBOP from time to time. The purpose of this engagement is to facilitate knowledge transfer and transition services following your retirement from TBOP. You will respond to questions and provide guidance on issues relating to credit administration and loan workout matters at TBOP.
a.
TBOP anticipates your services will include reviewing reports submitted to executive management and the board of directors, mentoring the existing three officers in the Credit Administration Department so they can fully assume and takeover the roles and responsibilities previously handled by the Consultant.
b.
These consulting services will include participating in the workout of all problem and past due loans at TBOP, with an initial focus on:
i.
Webster Bank’s two participation loans, currently in receivership; and
ii.
the Nerd Wallet loan.
c.
You will provide the Consulting Services in good faith and with due diligence.
d.
During the Consulting Period, you acknowledge that you shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of TBOP or its affiliates.
i.
You will determine the method, details and means of performing the Consulting Services.
ii.
TBOP understands and warrants that it retains no right to control the method and means by which you perform the Consulting Services, except that it retains ultimate decision-making authority.

iii.
You will not have any authority to contractually bind the TBOP.
e.
You acknowledge that you will be solely responsible for all income, business, or other taxes imposed on you and payable as a result of the fees paid for the Consulting Services.
f.
You acknowledge that during the Consulting Period, as an independent contractor, you will not be eligible for any employee benefits, bonuses, or other accoutrements of an employer-employee relationship.
g.
During the Consulting Period you agree not to sign any agreement or make any commitments on behalf of TBOP or bind TBOP in any way.
h.
You will be provided an email address with TBOP domain name for convenience only. Your email signature shall reflect that you are a Consultant and not contain any reference to your former position at TBOP. You are to use this email address only for the purpose of communication related to the Consulting Services.
3.
Consulting Fees. You acknowledge that you will be fully compensated for providing Consulting Services by the Separation Benefit provided to you in the Confidential Separation Agreement and General Release to which this Consulting Agreement is appended. Your Consulting Fees will be reported on Form 1099-MISC.
4.
Non-Disparagement. You agree and covenant that you will not at any time, before or for a one-year period after the end of the Consulting Period (the “Termination Date”), make, publish or communicate in any public forum any defamatory remarks, comments or statements concerning TBOP, Cornerstone Bank or any of their respective businesses, products, services or activities, or any of their current or former officers, or directors. This paragraph 4(a) does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to your rights under the National Labor Relations Act, or from complying with any applicable law or regulation. This paragraph 4(a) shall not prohibit you from providing truthful testimony in response to a validly issued subpoena.
5.
Confidentiality. You shall hold for the benefit of the Company and its affiliates and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to the Company and its affiliates and their businesses (including without limitation information about their respective clients’ and customers’ and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that you have obtained during your engagement by the Company, provided, however, that the foregoing shall not apply to information that is generally known to the public other than as a result of the breach of this Agreement by you or one of your representatives (“Confidential Information”). You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company and its affiliates, and that such information gives the Company and its affiliates a competitive advantage. Upon termination of your engagement hereunder, you shall surrender immediately to the Company, except as specifically provided otherwise herein, all Confidential Information and all other property of the Company and its affiliates in your possession and all property made available to you in connection with your engagement by the Company. Notwithstanding the foregoing provisions, if you are required to disclose any such Confidential Information pursuant to applicable law or a subpoena or court order, you shall promptly notify the Company in writing of any such requirement, unless you are requested not to do so by any governmental official or are otherwise prohibited from doing so by law, so that the Company and/or its affiliate(s) may seek an appropriate protective order or other appropriate remedy. You shall reasonably cooperate with the Company (at the Company’s expense) to obtain such protective order or other remedy.
6.
Enforcement Provisions. You and the Company understand and agree to the following provisions regarding enforcement of this Agreement:
a.
Governing Law. The Agreement is governed by and is to be construed under the laws of New Jersey, without regard to conflict of laws rules.
b.
Equitable Remedies. A breach of paragraphs 4 or 5 of this Agreement will cause the Company irreparable harm, and the Company will therefore be entitled to (in addition to any monetary damages available to them) issuance of immediate, as well as permanent, injunctive relief restraining you, and each and every person and entity acting in concert or participating with you, from initiation and/or continuation of such breach, and also to cease paying you any further Consulting Fees, whether or not accrued.
c.
Severability. You and the Company further agree that the invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.
d.
Section 409A of the Internal Revenue Code (“Section 409A”). This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral and payments that qualify under the exception for separation pay. If any payment is subject to Section 409A, it is intended, and this Agreement will be so construed, that such payment shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A. The Consulting Services provided by you under this Consulting Agreement will not exceed twenty percent (20%) of your previous working hours on an annualized basis. Notwithstanding anything to the contrary contained herein, you acknowledge and agree that neither the Company or predecessors of the Company has made any representations or warranties regarding the tax consequences of any amounts paid by the Company pursuant to this Agreement. Your tax consequences will depend, in part, upon the application of relevant tax law to the facts and circumstances.
7.
Application of Policies. With the exception of any contract policy or practice set forth herein, during the Consulting Period, the general policies and practices of the Company (as such policies may exist from time to time) that are generally applicable to similarly situated consultants of the Company will apply to you with the same force and effect. You will also be required to comply with any federal, state or local regulations applicable to this industry.
8.
Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company without your prior written consent, to a person or entity other than an affiliate or parent entity of the Company or its successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.
9.
Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
10.
Notices. All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and address:

If to the Company:

The Bank of Princeton

c/o Anna Maria Miller

Chief Human Resource Officer

183 Bayard Lane, Princeton, NJ 08540

If to Consultant:

Christopher Tonkovich

11.
Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be considered an original for all purposes.

If the foregoing is satisfactory, please indicate by signing and returning one original copy of this letter to the Company, whereupon this will constitute our agreement on the subject.

Sincerely,

Anna Maria Miller

Anna Maria Miller

Accepted and Agreed:

Date: July 29, 2025	/s/ Christopher Tonkovich
Christopher Tonkovich